Exhibit 10(n)(iv)

SIGN ON BONUS AGREEMENT

THIS AGREEMENT is dated as of November 4, 2019, by and between Albany International Corp., a Delaware corporation having an office and principal place of business at 216 Airport Drive, Rochester, New Hampshire, (hereinafter referred to as “Albany”) and Greg Harwell (hereinafter referred to as “Employee”).

RECITALS

WHEREAS, Albany has made an offer to hire Employee into a key position, critical to Albany’s business endeavors, to wit: President, Albany Engineered Composites; and

WHEREAS, Albany is willing to pay Employee a one-time sign on bonus to induce Employee to accept its offer of employment, subject to the terms set forth herein;

WHEREAS, Employee is willing to accept the offer of employment;

WHEREAS, Employee and Albany each believe that it is in their best interests to provide Employee with the certain protections as set forth herein.

WITNESSETH

NOW THEREFORE, in consideration of the foregoing premises, the covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Albany and Employee hereby agree as follows:

1.       Position.    Employee agrees to accept Albany’s offer and become employed by Albany as an at-will employee performing, in good faith and to the best of his abilities, the duties of his position or such other duties that as are assigned to him from time to time.

2.       Bonus. In order to induce Employee to accept its offer of employment and to encourage him to remain so employed through at least November 4, 2020, Albany agrees to pay Employee a one-time sign-on bonus in the manner, and according to the terms, set forth herein.

3.       Amount and Timing of Bonus. Subject to the provisions of Paragraphs 4 below, Albany agrees to pay to Employee a one-time sign-on bonus in the gross sum of $100,000 (the “Bonus”) as soon as practical after the execution of this agreement and commencement of employment, but no later than December 15, 2019. The Bonus shall be settled in cash, and paid by check or direct deposit, less applicable withholdings and deductions required by law, or otherwise agreed to by the parties.

4.       Retention Period and Reimbursement. Employee agrees that in the event he shall voluntarily terminate his employment with Albany before the expiration of a period of approximately 12 months ending November 4, 2019 (the “Retention Period”) he shall reimburse Albany the full amount of the Bonus. The amount to be reimbursed by Employee, if any, shall be considered damages owed by Employee to Albany for his failure to honor his obligations, and not repayment of wages.

5.       Employment At-Will. Nothing herein shall alter the at-will nature of Employee’s employment with Albany and either party may terminate such relationship at any time, with or without Cause.

6.       Authority to Withhold Compensation. In the event Employee is obligated to reimburse Albany for the Bonus in accordance with paragraph 4 above, Employee agrees to remit such payment within 30 days of termination. Employee further authorizes Albany, to the extent permitted by law, to withhold from his last payment of wages (or any other amounts that Albany may owe Employee) any portion of the obligations owed by Employee pursuant to paragraph 4.

7.       Confidentiality. Employee and Albany understand and agree that (a) the existence and terms of this agreement are strictly confidential; (b) they will not disclose the terms of this agreement to any third party, unless requested to do so by any state, federal or local regulatory, prosecutorial or administrative agency or body of competent jurisdiction, or court of competent jurisdiction. However, nothing herein shall preclude Employee from discussing the contents hereof with his family, accountant, tax adviser or legal advisor.

8.        Entire Agreement; Extent and Applicability. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral. Nothing herein is intended to govern or determine, or shall be construed as governing or determining, (1) the period of Employee’s employment, (2) any rights of Employee, Albany, or its successors, to terminate such employment, or (3) any terms or conditions of such employment. This Agreement shall not be construed as giving Employee any legal or equitable right not otherwise specifically provided for herein.

9.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any provisions thereof relating to conflict of laws.

10.     Amendment.    This Agreement may be amended or modified only by a written instrument executed by both the Albany and the Employee.

11.     Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Albany may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

12.     Waiver of Jury Trial.    The parties agree that they have waived their right to a jury trial with respect to any controversy, claim, or dispute arising out of or relating to this Agreement, or the breach thereof, or arising out of or relating to the employment of the Employee, or the termination thereof, including any claims under federal, state, or local law.

IN WITNESS WHEREOF, a duly authorized representative of Albany and Employee have signed this Agreement to be effective as of the day and year first set forth above.

ALBANY INTERNATIONAL CORP.

By: /s/Alice McCarvill	Dated: 12/5/2019

EMPLOYEE

/s/ Greg Harwell	Dated: 11/4/2019
Greg Harwell